EXHIBIT 99.1


FOR IMMEDIATE RELEASE      CONTACT:  Karen Strickholm - Press Inquiries
---------------------                505-988-4401
August 14, 2007                      strickholmcompany@msn.com




                          NEW MOTION, INC. REPORTS 2007
                      SECOND QUARTER AND SIX MONTHS RESULTS

         2ND QUARTER SALES INCREASE 77% YEAR-OVER YEAR TO $6.9 MILLION;
                 SIX MONTHS SALES INCREASE 80% TO $12.5 MILLION;
                 COMPANY COMPLETES 1-FOR 300 REVERSE STOCK SPLIT



IRVINE, CA -- NEW MOTION INC. (OTCBB: NWMO), a leading digital entertainment company leveraging the Internet and the latest in mobile technology to provide a broad range of mobile entertainment and Internet media services, today announced financial results for the three and six months ended June 30, 2007.

The company reported that net sales for the second quarter, grew 77% to $6,894,000, compared to the second quarter a year ago. For the six months ended June 30, 2007, net sales grew 80% to $12,536,000, compared to the six months ended June 30, 2006. The Company experienced a net loss of $1,259,000, or $0.12 per share for the six months ended June 30, 2007, which includes approximately $986,000 of non-cash depreciation, amortization and stock compensation expense, and a net loss of $887,000, or $0.08 per share for the quarter ended June 30, 2007, which includes approximately $531,000 of non-cash depreciation, amortization and stock compensation expense.

The increase in New Motion's net sales in both the three and six month periods was the result of a growing subscriber base. This reflects New Motion's success at efficiently acquiring large numbers of new customers, combined with the Company's successful efforts to engage and retain its subscribers with an attractive portfolio of high quality, innovative mobile entertainment and Internet media services focused on three strategic service lines -- digital music, casual games and interactive contests. Each service line represents unique growth opportunities for New Motion`s existing domestic business, through acquisition of both product and distribution assets, and through future international business development opportunities.

"This quarter was all about the successful execution of our plan to expand our customer base by offering engaging mobile entertainment services," said Burton Katz, chief executive officer. "As evidenced by our significant top line sales growth rate, we were successful at targeting our sales and marketing expenses on the most efficient customer acquisition opportunities, working with our online direct marketing partners. We successfully launched several attractive mobile entertainment services in the second quarter, highlighted by the introduction of Bid4Prizes, part of New Motion's interactive contests, and the casual games-centric site, GatorArcade. Both of these new properties, introduced during fiscal year 2007, contributed to our 80% year-over-year jump in net sales. We expect that the sales and operating momentum we experienced in the second quarter and first half of this year will continue for the balance of 2007, and will ultimately translate into fiscal year 2007 revenue growth in line with our second quarter sales growth rate, and profitability for the whole of 2007."

During the second quarter, in addition to changing its ticker symbol to "NWMO," New Motion concluded several corporate initiatives, which included increasing the number of shares of its common stock from 75 million to 100 million, changing its corporate name to New Motion, Inc. (from MPLC, Inc.) and completing a 1-for-300 reverse stock split.

ALLAN LEGATOR, secretary and chief financial officer, noted, "These significant corporate milestones represent the transformation of New Motion into a leading mobile entertainment company and our first full quarter as a publicly traded company. New Motion is a vastly different company than it was a year ago. Based on our current and anticipated sales and operating momentum, we fully expect to be a vastly different company a year from now. In order to achieve our sales and growth targets efficiently, we continue to add talent to our team and invest in our operating infrastructure, including improving information technology, expanding customer service, and building a diverse and competitively unique set of mobile entertainment and Internet media properties. We expect these operating initiatives to support our growing sales and increase our profitability."

SECOND QUARTER RESULTS
Second quarter net sales of $6,894,000 increased 77% from the $3,884,000 in net sales reported in the second quarter of 2006. Second quarter gross margin was 78%, a decrease over the gross margin from the first quarter of 2006 of 96%. The increase in sales was the result of a larger average monthly billable customer base - which in turn was the result of higher overall levels of selling, marketing, and customer acquisition expense.

Operating expense in the second quarter of 2007 was $7,358,000, compared to $3,210,000 in the second quarter of the prior year. The year-to-year increase in operating expense is primarily attributed to higher levels of selling and marketing expense and additional costs incurred as a public company, as well as investments made in internal systems, human resources and infrastructure to support the Company's top-line sales growth rate. The Company recorded $531,000 of non-cash depreciation, amortization and stock compensation expense in the quarter. The company reported a net loss of $887,000, or $0.08 per share, for the second quarter of 2007.

RESULTS FOR THE SIX MONTHS ENDED JUNE 30, 2007
For the six months ended June 30, 2007, net sales were $12,536,000 an increase of 80% from the $6,962,000 in net sales for the six months ended June 30, 2006. For the six months ended June 30, 2007, gross margin was 82%, a decrease from the 97% gross margin for the six months ended June 30, 2007. The increase in sales was primarily the result of a larger average monthly billable customer base.

Operating  expense  for the six  months  ended  June 30,  2007 was  $12,545,000, compared to $4,604,000 for the six months ended June 30, 3006. The year-over-year increase in operating expense is attributed to higher levels of selling and marketing expense and higher levels of general and administrative expense. The Company recorded $986,000 of non-cash depreciation, amortization and stock compensation expense in the six-month period. The company reported a net loss of $1,259,000, or $0.12 per share, for the six months ended June 30, 2007.

For further information related to the Company's operations and financial results for the three and six months ended June 30, 2007, please refer to the Company's Quarterly Report on Form 10-QSB as filed with the Securities and Exchange Commission.

OUTLOOK
New Motion expects to continue its current rate of sales growth for the balance of 2007 by efficiently growing its subscriber base through targeted marketing programs, and diversifying and expanding its product offerings and customer experience through investments fitting the Company's strategic service lines -- digital music, casual games and interactive contests. New Motion expects to support its top line growth, expanding subscriber base and growing portfolio of mobile entertainment and Internet media properties by expanding its operating infrastructure, investing in its human capital, and evaluating key M&A opportunities over the next several quarters.

ABOUT NEW MOTION, INC.
----------------------

NEW MOTION, INC. (OTCBB:  NWMO) is a digital  entertainment  company providing a broad range of digital and mobile products and services to consumers. New Motion, Inc. combines the power of the Internet, the latest in mobile technology, and traditional marketing / advertising methodologies to their brands: MobileSidewalk(TM), a mobile entertainment portal, RingtoneChannel, a mobile storefront provider, Bid4Prizes, a low-bid mobile auction game, and GatorArcade, a premium online and mobile gaming site. Headed by a seasoned team of Internet, new media, entertainment and technology professionals, New Motion, Inc. was founded in 2005 and is headquartered in Irvine, California with a branch office in Seattle. WIRED MAGAZINE recently declared New Motion's mobile content capabilities a "rival to those of their mainstream-media counterparts," WIRELESS BUSINESS FORECAST named New Motion "a company to watch," and RCR
WIRELESS NEWS noted that New Motion, Inc. is "gaining traction in the direct-to-consumer ring." For more information, please visit www.newmotioninc.com, www.mobilesidewalk.com, www.ringtonechannel.com,
www.bid4prizes.com or www.gatorarcade.com.

FORWARD LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, about NEW MOTION. Forward-looking statements are statements that are not historical facts. Such forward-looking statements, based upon the current beliefs and expectations of New Motion's management, are subject to risks and uncertainties, which could cause actual results to differ from the forward looking statements. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: changing interpretations of generally accepted accounting principles; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which NEW MOTION engaged; demand for the products and services that NEW MOTION provides, general economic conditions; geopolitical events and regulatory changes, as well as other relevant risks detailed in New Motion's filings with the Securities and Exchange Commission. The information set forth herein should be read in light of such risks. New Motion assumes no obligation to update the information contained in this press release.

                               (TABLES TO FOLLOW)


COMPANY CONTACT                                  MEDIA CONTACT
--------------------------------------------------------------------------------
Allan Legator                                    Karen Strickholm
New Motion, Inc.                                 (505) 988-4401
Chief Financial Officer and  Secretary           strickholmcompany@msn.com
(949) 777-3700

                                NEW MOTION, INC.
                           SELECTED BALANCE SHEET DATA
                                 (in thousands)


                                                                        JUNE 30,
                                                                          2007
                                                                        --------
Cash ...............................................................    $ 13,989
Accounts receivable, net ...........................................    $  4,839
Total current assets ...............................................    $ 21,378
Total Assets .......................................................    $ 23,593

Accounts payable and accrued expenses ..............................    $  3,863
Total liabilities ..................................................    $  4,718
Total stockholders' equity .........................................    $ 18,875
Total Liabilities and Stockholders' Equity .........................    $ 23,593

                                NEW MOTION, INC.
                SELECTED STATEMENT OF OPERATIONS DATA (UNAUDITED)
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                             THREE MONTHS ENDED JUNE 30,      SIX MONTHS ENDED JUNE 30,
                                                            ----------------------------    ----------------------------
                                                                2007            2006            2007            2006
                                                            ------------    ------------    ------------    ------------
NET SALES ...............................................   $      6,894    $      3,884    $     12,536    $      6,962

COST OF SALES ...........................................          1,494             156           2,220             219
                                                            ------------    ------------    ------------    ------------

GROSS PROFIT ............................................          5,400           3,728          10,316           6,743
                                                            ------------    ------------    ------------    ------------

EXPENSES
Selling and marketing ...................................          4,460           2,309           7,447           2,823
General and administrative ..............................          2,898             901           5,098           1,781
                                                            ------------    ------------    ------------    ------------
                                                                   7,358           3,210          12,545           4,604
                                                            ------------    ------------    ------------    ------------

INCOME (LOSS) FROM OPERATIONS ...........................         (1,958)            518          (2,229)          2,139
                                                            ------------    ------------    ------------    ------------

OTHER EXPENSE (INCOME)
Interest income .........................................           (153)             (9)           (239)             (9)
Interest expense ........................................             11               7              18              11
Other expense ...........................................           --                 5              21              29
                                                            ------------    ------------    ------------    ------------
                                                                    (142)              3            (200)             31
                                                            ------------    ------------    ------------    ------------
INCOME (LOSS) BEFORE PROVISION (BENEFIT) FOR INCOME TAXES
                                                                  (1,816)            515          (2,029)          2,108

PROVISION (BENEFIT) FOR INCOME TAXES ....................           (909)            201            (905)            597
                                                            ------------    ------------    ------------    ------------

INCOME (LOSS) BEFORE MINORITY INTEREST ..................           (907)            314          (1,124)          1,511

MINORITY INTEREST, NET OF INCOME TAX ....................            (20)           --               135            --
                                                            ------------    ------------    ------------    ------------

NET INCOME (LOSS) .......................................           (887)            314          (1,259)          1,511
                                                            ============    ============    ============    ============

NET INCOME (LOSS) PER SHARE:

Basic ...................................................   $      (0.08)   $       0.04    $      (0.12)   $       0.21
                                                            ============    ============    ============    ============
Diluted .................................................   $      (0.08)   $       0.04    $      (0.12)   $       0.20
                                                            ============    ============    ============    ============

WEIGHTED AVERAGE SHARES OUTSTANDING:

Basic ...................................................     11,780,923       7,263,688      10,650,096       7,263,688
Diluted .................................................     11,780,923       7,750,426      10,650,096       7,750,426